Exhibit 10.10

AMENDMENT TO NBH HOLDINGS CORP. 2009 EQUITY INCENTIVE PLAN

Effective on February 22, 2017, Section 12(d)(ii) of the NBH Holdings Corp. 2009 Equity Incentive Plan dated October 20, 2009 is hereby amended and restated its entirety as follows:

“(ii)  Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) delivery of shares of Stock owned by the Participant, provided that such shares of Stock are not subject to any pledge or other security interest and have such other characteristics as may be determined in the sole discretion of the Committee) with a Fair Market Value no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local or other income, employment, or other taxes or (B) having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local or other income, employment, or other taxes.  In the event of a conflict between the terms and provisions contained in this Section 12(d)(ii) and the terms and provisions in an award agreement issued pursuant to this Plan, the terms and provisions of this Section 12(d)(ii) shall govern and prevail.”